Calculation of Filing Fee Tables

SC TO-I

(Form Type)

EATON VANCE SENIOR FLOATING-RATE TRUST

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$74,284,000	0.0001381	$10,258.62
Fees Previously Paid
	Total Transaction Valuation:	$74,284,000
	Total Fees Due for Filing:			$10,258.62
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$10,258.62

Offering Note

(1) The transaction value is calculated as the estimated aggregate maximum purchase price for preferred shares of beneficial interest of Eaton Vance Senior Floating-Rate Trust (the “Fund”). Calculated as the aggregate maximum price to be paid for 3,032 shares in the offer (100% of the Fund’s total number of preferred shares outstanding as of March 31, 2026) based on a price of 98% of the liquidation preference of $25,000 per share (or $24,500 per share).

Calculated at $138.10 per $1,000,000 of the Transaction Value.

Table 2: Fee Offset Claims and Sources	☑ Not Applicable

		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A